UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2006

Yarraman Winery, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-28865	88- 0373061
(Commission File Number)	(IRS Employer Identification No.)

700 Yarraman Road
Wybong
Upper Hunter Valley
New South Wales, Australia 2333

(Address of principal executive offices and zip code)

(61) 2 6547-8118

(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On May 9, 2006, Mr. Brian Johnston was appointed to fill the vacancy left on the board by Mr. Michael Fraser’s resignation. Mr. Johnston has been appointed to serve as a member of the Compensation Committee.

There is no understanding or arrangement between Mr. Johnston and any other director and any other person pursuant to which such persons were appointed as directors.

Mr. Johnston has not in the last two years engaged in any related party transaction with the Company of the kind required to be disclosed pursuant to Item 404(a) of Regulation S-B.

Retired since December 2005, Mr. Johnston had served as the Managing Director of Allied Domecq NZ (Montana Wines), a position held since March 2004. Prior to that, he held the position of Director of Global Operations of Allied Domecq for a period of eighteen months. Between 1988 and May 2001, he held the position of Executive General Manager Operations reporting to Group Chief Executive of Southcorp Ltd. Wine Division in Adelaide. Before joining Southcorp Mr. Johnston was the Operations Director for Nabisco Brands Pty Ltd, a position he held from 1984 to 1988 which followed a promotion from Production Manager of Nabisco Brands Pty Ltd, a position held from 1977 to 1984. Mr. Johnston holds a Level GCE of Veterinary Science from Edinburgh University.

As compensation for serving as a director, Mr. Johnston will be entitled to AUD$20,000 per year, a wine allowance valued at AUD$5,000 and accommodation entitlements at Yarraman Estate. The board agreed that these fees were based on Mr. Johnston attending and preparing for four board of directors meetings per year and attending special meetings of the board of directors as required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARRAMAN WINERY, INC.

By:	/s/ Andrew Lyon
Name: Andrew Lyon
Title: Chief Executive Officer

Dated: May 11, 2006